MorganStanley
            Smith Barney

Morgan Stanley Smith Barney

TT II, LLC

Financial Statements with
Report of Independent Registered
Public Accounting Firm

For the Years Ended December 31, 2009 and 2008 and for the Period from August 1, 2007
(commencement of operations) to
December 31, 2007

THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND FOOTNOTE DISCLOSURE ARE PRESENTED PURSUANT TO REGULATION S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney TT II, LLC (Formerly, Morgan Stanley Managed Futures Transtrend II, LLC):

We have audited the accompanying statements of financial condition of Morgan Stanley Smith Barney TT II, LLC (the “Trading Company”), including the condensed schedule of investments, as of December 31, 2009 and 2008, and the related statements of operations, changes in members’ capital, and cash flows for the years ended December 31, 2009 and 2008, and for the period from August 1, 2007 (commencement of operations) to December 31, 2007. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Smith Barney TT II, LLC at December 31, 2009 and 2008, the results of its operations, changes in members’ capital, and cash flows for the years ended December 31, 2009 and 2008, and for the period from August 1, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 29, 2010

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Statements of Financial Condition

                                                                                                                                                                           December 31,
	2009	2008
ASSETS	$	$

Trading Equity:

Unrestricted cash	35,250,805	40,738,973
Restricted cash	3,774,031	1,125,177

Total cash	39,024,836	41,864,150

Net unrealized gain on open contracts (MS&Co.)	115,819	489,684
Net unrealized gain on open contracts (MSIP)	74,530	704,953

Total net unrealized gain on open contracts	190,349	1,194,637

Total Trading Equity	39,215,185	43,058,787

Contributions receivable	517,872	–
Interest receivable (MS&Co.)	–	2,585

Total Assets	39,733,057	43,061,372

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES

Withdrawals payable	512,320	3,709,199
Accrued management fees	69,833	67,654
Accrued administrative fees	12,221	11,840
Interest payable (MS&Co.)	394	–
Accrued incentive fee	–	1,356,393

Total Liabilities	594,768	5,145,086

MEMBERS’ CAPITAL

Non-Managing Members	39,138,289	37,916,286

Total Members’ Capital	39,138,289	37,916,286

Total Liabilities and Members’ Capital	39,733,057	43,061,372

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Statements of Operations

	For the Years Ended December 31,		For the Period from August 1, 2007 (commencement
			of operations) to
	2009	2008	December 31, 2007
	$	$	$
INVESTMENT INCOME
Interest income (MS&Co.)	3,232	335,810	83,357

EXPENSES
Management fees	773,015	623,540	49,614
Brokerage, clearing and transaction fees	158,104	115,097	16,077
Administrative fees	135,278	109,119	8,682
Incentive fees	6,837	2,303,171	214,619

Total Expenses	1,073,234	3,150,927	288,992

NET INVESTMENT LOSS	(1,070,002)	(2,815,117)	(205,635)

TRADING RESULTS
Trading profit (loss):
Realized	(3,801,378)	11,386,913	887,850
Net change in unrealized	(1,004,288)	935,018	259,619

Total Trading Results	(4,805,666)	12,321,931	1,147,469
NET INCOME (LOSS)	(5,875,668)	9,506,814	941,834

NET INCOME (LOSS) ALLOCATION
Managing Member	–	241,191	727,554
Non-Managing Members	(5,875,668)	9,265,623	214,280

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Statements of Changes in Members’ Capital
For the Years Ended December 31, 2009 and 2008 and for the Period
from August 1, 2007 (commencement of operations) to December 31, 2007

	Managing	Non-Managing
	Member	Members	Total
	$	$	$
Members’ Capital,
Initial Contribution,
August 1, 2007	4,310,000	695,844	5,005,844

Capital Contributions	–	1,072,196	1,072,196

Net Income	727,554	214,280	941,834

Capital Withdrawals	(400,000)	–	(400,000)

Members’ Capital,
December 31, 2007	4,637,554	1,982,320	6,619,874

Capital Contributions	–	39,902,413	39,902,413

Net Income	241,191	9,265,623	9,506,814

Capital Withdrawals	(4,878,745)	(13,234,070)	(18,112,815)

Members’ Capital,
December 31, 2008	–	37,916,286	37,916,286

Capital Contributions	–	16,519,528	16,519,528

Net Loss	–	(5,875,668)	(5,875,668)

Capital Withdrawals	–	(9,421,857)	(9,421,857)

Members’ Capital,
December 31, 2009	–	39,138,289	39,138,289

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Statements of Cash Flows

	For the Years Ended December 31,		For the Period from August 1, 2007 (commencement of operations) to
	2009	2008	December 31, 2007
	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	(5,875,668)	9,506,814	941,834
Noncash item included in net income (loss):
Net change in unrealized	1,004,288	(935,018)	(259,619)

(Increase) decrease in operating assets:
Restricted cash	(2,648,854)	(520,090)	(605,087)
Interest receivable (MS&Co.)	2,585	8,747	(11,332)

Increase (decrease) in operating liabilities:
Accrued management fees	2,179	56,533	11,121
Accrued administrative fees	381	9,894	1,946
Interest payable (MS&Co.)	394	–	–
Accrued incentive fees	(1,356,393)	1,232,453	123,940

Net cash provided by (used for) operating activities	(8,871,088)	9,359,333	202,803

CASH FLOWS FROM FINANCING ACTIVITIES

Initial contributions	–	–	5,005,844
Capital contributions	16,001,656	39,902,413	1,072,196
Capital withdrawals	(12,618,736)	(14,553,616)	(250,000)

Net cash provided by financing activities	3,382,920	25,348,797	5,828,040

Net increase (decrease) in unrestricted cash	(5,488,168)	34,708,130	6,030,843

Unrestricted cash at beginning of period	40,738,973	6,030,843	–

Unrestricted cash at end of period	35,250,805	40,738,973	6,030,843

SUPPLEMENTAL DISCLOSURE OF NON-CASH
OPERATING ACTIVITY:

Non-cash transfer in from Strategic Alternatives, L.P.	n/a	$29,160,344	n/a

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Condensed Schedules of Investments
December 31, 2009 and 2008

Futures and Forward Contracts	Long Unrealized Gain/(Loss)	Percentage of Members’ Capital	Short Unrealized Gain/(Loss)	Percentage of Members’ Capital	Net Unrealized Gain/(Loss)
	$	%	$	%	$
December 31, 2009 Members’ Capital: $39,138,289

Commodity	146,188	0.37	(71,291)	(0.18)	74,897
Equity	249,434	0.64	–	–	249,434
Foreign currency	(110,072)	(0.28)	263,499	0.67	153,427
Interest rate	(359,506)	(0.92)	67,014	0.17	(292,492)

Grand Total:	(73,956)	(0.19)	259,222	0.66	185,266

Unrealized Currency Gain				0.01	5,083

Total Net Unrealized Gain on Open Contracts					190,349

Futures and Forward Contracts	Long Unrealized Gain	Percentage of Members’ Capital	Short Unrealized Loss	Percentage of Members’ Capital	Net Unrealized Gain/(Loss)
	$	%	$	%	$
December 31, 2008 Members’ Capital: $37,916,286

Commodity	671,277	1.77	(16,665)	(0.04)	654,612
Equity	–	–	(30,090)	(0.08)	(30,090)
Foreign currency	102,745	0.27	(44,030)	(0.12)	58,715
Interest rate	762,459	2.01	(171,636)	(0.45)	590,823

Grand Total:	1,536,481	4.05	(262,421)	(0.69)	1,274,060

Unrealized Currency Loss				(0.21)	(79,423)

Total Net Unrealized Gain on Open Contracts					1,194,637

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II , LLC)
Notes to Financial Statements

1.  Organization

Morgan Stanley Smith Barney TT II, LLC (formerly, Morgan Stanley Managed Futures Transtrend II, LLC) (“TT II, LLC” or the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley Smith Barney managed futures funds. The Trading Company commenced operations on August 1, 2007.  Demeter Management LLC (“Demeter”) is the trading manager of the Trading Company.  Demeter has retained Transtrend B.V. (“Transtrend” or the “Trading Advisor”) to engage in the speculative trading of commodities, domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions and futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 6. Financial Instruments) on behalf of the Trading Company.  Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Transtrend, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which make investment decisions for the Trading Company.  As of December 31, 2009, Managed Futures Profile LV, L.P. (“Profile LV”) (a Delaware limited partnership), Managed Futures Profile MV, L.P. (a Delaware limited partnership), and Managed Futures Strategic Alternatives, L.P. (“SAFLP”) (a Delaware limited partnership) were Members of the Trading Company.

The commodity brokers for the Trading Company are Morgan Stanley & Co. Incorporated (“MS&Co.”) and Morgan Stanley & Co. International plc (“MSIP”). MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts.  Morgan Stanley Capital Group Inc. (“MSCG”) acts as the counterparty on all trading of the options on foreign currency forward contracts. MS&Co. and its affiliates act as the custodians of the Trading Company’s assets. MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

On April 30, 2009, Demeter Management Corporation was converted from a Delaware corporation to a Delaware limited liability company and changed its name to Demeter Management LLC.  Demeter is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC, which is majority-owned indirectly by Morgan Stanley and minority-owned indirectly by Citigroup Inc. (“Citigroup”).

Demeter does not believe that the change in its ownership had a material impact on the Trading Company’s Members. At all times Demeter served as the trading manager of the Trading Company and it continues to do so. The change in ownership occurred pursuant to the transaction in which Morgan Stanley and Citigroup agreed to combine the Global Wealth Management Group of Morgan Stanley and the Smith Barney division of Citigroup Global Markets Inc. into a new joint venture.  The transaction closed on June 1, 2009.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (continued)

1.  Organization (cont’d)

Prior to June 1, 2009, Demeter was a wholly-owned subsidiary of Morgan Stanley.

Effective October 1, 2009, Demeter changed the name of Morgan Stanley Managed Futures Transtrend II, LLC to Morgan Stanley Smith Barney TT II, LLC.  The name change does not have any impact on the operation of the Trading Company or its Members.

Effective March 1, 2008, Profile LV became a Member of the Trading Company.

Effective April 1, 2008, SAFLP became a Member of the Trading Company.

2.  Summary of Significant Accounting Policies

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. “GAAP”), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures.  Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable.  Actual results could differ from those estimates.

Valuation – Futures Interests are open commitments until settlement date, at which time they are realized.  They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts.  The resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations.  The fair value of exchange-traded futures, options and forwards contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period.  The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input, the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend, LLC)
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Revenue Recognition – Monthly, MS&Co. credits the Trading Company with interest income on 100% of its average daily funds held at MS&Co. Assets deposited with MS&Co. as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. pays or charges other customers on such assets deposited as margin. Assets not deposited as margin with MS&Co. will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero. For purposes of such interest payments, net assets do not include monies owed to the Trading Company on Futures Interests.

Fair Value of Financial Instruments - The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under Accounting Standards Codification (“ASC”) 825-10-50-10, Financial Instruments (formerly, Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Values of Financial Instruments), approximates the carrying amount presented in the Statements of Financial Condition.

Foreign Currency Translation – The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Members’ Capital - The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit with MS&Co. and MSIP to be used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are valued at fair value and calculated as the difference between original contract value and fair value; and, if any, (c) options purchased at fair value. Options written at fair value, if any, are recorded in “Liabilities”.

The Trading Company, in its normal course of business, enters into various contracts with MS&Co. and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MS&Co. and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Trading Company’s Statements of Financial Condition.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Trading Equity (cont’d) – The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of the master netting agreement with MS&Co., as the counterparty on such contracts.  The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash – The cash held by the Trading Company is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset losses on offset London Metal Exchange positions.  All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees – The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates  MS&Co. charges retail commodity customers and parties that are not clearinghouse members.  In addition, the Trading Company pays transactional and clearing fees as they are incurred.

Administrative Fee – The Trading Company accrues and pays Demeter a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of the Trading Company.

Capital Contributions – Capital contributions by the Members may be made monthly pending Demeter’s approval.  Such capital contributions will increase each Member’s pro rata share of the Trading Company’s Members’ Capital.

Demeter initially invested capital directly in the Trading Company. As of February 29, 2008, Demeter has redeemed all seed capital investments in the Trading Company. All seed capital investments by Demeter in the Trading Company participated on the same terms as the investments made by the Member in the Trading Company.

Capital Withdrawals – Each Member may withdraw all or a portion of its capital as of the last business day of the month. The request for withdrawal must be received in writing by Demeter at least three business days prior to the end of such month.  Such capital withdrawals will decrease each Member’s pro rata share of the Trading Company’s Members’ Capital.  Demeter may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Distributions – Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.  Demeter does not intend to make any distributions of the Trading Company’s profits.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of  the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

ASC 740-10-50-15, Income Taxes (which incorporates former Financial Accounting Standards Board (“FASB”) Statement No. 109 and FASB Interpretation No. 48, Income Taxes), clarifies the accounting for uncertainty in income taxes recognized in a Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken.  The Trading Company has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2009. If applicable, the Trading Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Operations.  Generally, 2007 through 2009 tax years remain subject to examination by U.S. federal and most state tax authorities.

Dissolution of the Trading Company – The Trading Company shall be dissolved upon the first of the following events to occur:

(1)         The sole determination of Demeter;
(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or
(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

Other Pronouncements – On July 1, 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, also known as FASB ASC 105-10, Generally Accepted Accounting Principles (“ASC 105-10” or the “Codification”). ASC 105-10 established the exclusive authoritative reference for U.S. GAAP for use in financial statements except for Securities and Exchange Commission (“SEC”) rules and interpretive releases, which are also authoritative GAAP for SEC registrants.  The Codification supersedes all existing non-SEC accounting and reporting standards.  The Codification became the single source of authoritative U.S. GAAP and is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Other Pronouncements (cont’d) – The Trading Company adopted ASC 855-10, Subsequent Events (formerly, SFAS No. 165, Subsequent Events), which was issued in May 2009. ASC 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. ASC 855-10 is effective for the interim and annual periods ending after June 15, 2009. Management has performed its evaluation of subsequent events through March 30, 2010, the date these financial statements were issued, and has determined that there were no subsequent events requiring adjustment or disclosure in the financial statements.

ASC 820-10-65, Fair Value Measurements (formerly, FASB Staff Position (“FSP”) SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly), was issued in April 2009. ASC 820-10-65 provides additional guidance for determining fair value and requires new disclosures regarding the categories of fair value instruments, as well as the inputs and valuation techniques utilized to determine fair value and any changes to the inputs and valuation techniques during the period. ASC 820-10-65 is effective for the interim and annual periods ending after June 15, 2009.  The adoption of ASC 820-10-65 did not have a material impact on the Trading Company’s financial statements.

3.  Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements, which, among other things, amends ASC 820 to require entities to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements provided by ASC 820 regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy.  ASU No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements (which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years).  The Trading Company is currently assessing the impact of adopting ASU No. 2010-06.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (continued)

3.  Recent Accounting Pronouncements (cont’d)

In June 2009, the FASB issued ASC 810-10, Consolidation of Variable Interest Entities (formerly, SFAS 167, Amendments to FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities). ASC 810-10 contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. ASC 810-10 also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying Interpretation 46(R)’s provisions. ASC 810-10 is applicable for annual periods beginning after November 15, 2009, and interim periods thereafter.  Effective February 25, 2010, the FASB has decided to indefinitely defer the application of ASC 810-10 for certain entities.  Management believes that the Trading Company meets the criteria for the indefinite deferral of the application of ASC 810-10.

4. Related Party Transactions

The Trading Company’s cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed.  MS&Co. pays interest on these funds as described in Note 2.  The Trading Company pays brokerage, clearing, and transaction fees to MS&Co. as described in Note 2.  The Trading Company pays the Administrative Fee to Demeter as described in Note 2.

5.  Trading Advisor

Demeter retains Transtrend to make all trading decisions for the Trading Company.

Fees paid to Transtrend by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fee – The Trading Company accrues and pays Transtrend a monthly management fee based on a percentage of Members’ Capital as described in the advisory agreement among the Trading Company, Demeter, and Transtrend.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (continued)

5.  Trading Advisor (cont’d)

Incentive Fee – The Trading Company pays Transtrend a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member.  Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted.  When Transtrend experiences losses with respect to the Members’ Capital as of the end of a calendar quarter, Transtrend must recover such losses before it is eligible for an incentive fee in the future. Losses are reduced for capital withdrawn from the Trading Company.

Prior to April 1, 2008, SAFLP allocated substantially all of its assets to Morgan Stanley Strategic Alternatives, L.L.C. and paid each Trading Advisor an incentive fee equal to 20% of the New Trading Profit generated by such Trading Advisor as of the end of each calendar month.  Beginning April 1, 2008, SAFLP invested a portion of its assets into the Trading Company and any loss carryforward for the Trading Advisor at March 31, 2008, was carried through and adjusted to the Trading Company.

6.  Financial Instruments

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts.  There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined.  If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first subsequent day on which the contract could be liquidated.  The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.

The exchange-traded contracts are accounted for on a trade-date basis and fair-valued on a daily basis.  The off-exchange-traded contracts are monthly fair valued.

The Trading Company accounts for its derivative investments as required by ASC 815-10-15, Derivatives and Hedging (formerly, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities).  A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (continued)

6.  Financial Instruments (cont’d)

(1)	One or more underlying notional amounts or payment provisions;

(2)	Requires no initial net investment or a smaller initial net investment than would be required relative to changes in market factors; and

(3)         Terms require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains (losses) on open contracts at December 31, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:
	Net Unrealized Gains/(Losses) on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
2009	195,171	(4,822)	190,349	Sep. 2012	Jan. 2010
2008	1,196,711	(2,074)	1,194,637	Dec. 2011	Feb. 2009

7.  Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests.  The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty risk.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invests make the Members’ investments volatile.  If Transtrend incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices.  Although Transtrend will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (continued)

7.  Investment Risk (cont’d)

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts.  The Trading Company has credit risk because MS&Co., MSIP, and/or MSCG act as the commodity brokers and/or the counterparties with respect to most of the Trading Company’s assets.  The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated.  However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co.  The Trading Company had assets on deposit with MS&Co. and MSIP, each acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $39,220,007 and $43,060,861 at December 31, 2009 and 2008, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. With respect to those off-exchange-traded forward currency options contracts, the Trading Company is at risk to the ability of MSCG, the sole counterparty on all such contracts, to perform.  The Trading Company has a netting agreement with each counterparty.  These agreements, which seek to reduce both the Trading Company’s and the counterparties’ exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s or MSCG’s bankruptcy or insolvency.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (continued)

8.  Derivatives and Hedging

ASC 815-10-65, Derivatives and Hedging (formerly, SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133, which was issued in March 2008), is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand how those instruments and activities are accounted for; how and why they are used; and their effects on a Trading Company’s financial position, financial performance, and cash flows.  The Trading Company adopted ASC 815-10-65 as of January 1, 2009.  The adoption of ASC 815-10-65 did not have a material impact on the Trading Company’s financial statements, other than enhanced financial statements disclosures.

The Trading Company’s objective is to profit from speculative trading in Futures Interests.  Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where they feel the best profit opportunities exist for their trading strategy. As such, the absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.  In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

The following table summarizes the valuation of the Trading Company’s investments as required by ASC 815-10-65 as of December 31, 2009 and reflects the contracts outstanding at such time.

The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2009:

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain/(Loss)	Total number of outstanding contracts (absolute quantity)
	$	$	$	$	$

Commodity	381,677	(235,489)	1,100	(72,391)	74,897	308
Equity	257,422	(7,988)	–	–	249,434	357
Foreign currency	77,960	(188,032)	311,804	(48,305)	153,427	572
Interest rate	5,128	(364,634)	76,198	(9,184)	(292,492)	1,066
Total	722,187	(796,143)	389,102	(129,880)	185,266

Unrealized currency gain					5,083
Total net unrealized gain on open contracts					190,349

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (continued)

8.  Derivatives and Hedging (cont’d)

The following tables summarize the net trading results of the Trading Company for the year ended December 31, 2009 as required by the disclosures about Derivatives and Hedging Topic of ASC 815-10-65.

The Effect of Trading Activities on the Statements of Operations for the year ended December 31, 2009 included in Total Trading Results:

Type of Instrument	$

Commodity	(2,985,863)
Equity	492,511
Foreign currency	(189,336)
Interest rate	(2,207,483)
Unrealized currency gain	84,505
Total	(4,805,666)

Line Items on the Statements of Operations for the year ended December 31, 2009:

Trading Results	$

Realized	(3,801,378)
Net change in unrealized	(1,004,288)
Total Trading Results	(4,805,666)

9.  Fair Value Measurements and Disclosures

As defined by ASC 820-10-55, Fair Value Measurements and Disclosures (formerly, SFAS No. 157, Fair Value Measurements, which was issued in September 2006), fair value is the amount that would be recovered when an asset is sold or an amount paid to transfer a liability, in an ordinary transaction between market participants at the measurement date (exit price).  Market price observability is impacted by a number of factors, including the types of investments, the characteristics specific to the investment, and the state of the market (including the existence and the transparency of transactions between market participants).  Investments with readily available actively quoted prices in an ordinary market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (continued)

9.  Fair Value Measurements and Disclosures (cont’d)

ASC 820-10-55 requires use of a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 – unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including quoted prices for similar investments, interest rates, credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Trading Company adopted ASC 820-10-55 as of January 1, 2008.  The adoption of ASC 820-10-55 did not have a material impact on the Trading Company’s financial statements, other than enhanced financial statements disclosures.

The following tables summarize the valuation of the Trading Company’s investments according to the level of the above ASC 820-10-55 fair value hierarchy as of December 31, 2009 and 2008, respectively:

December 31, 2009	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Net unrealized gain (loss) on open contracts	195,171	(4,822)	n/a	190,349

December 31, 2008	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Net unrealized gain (loss) on open contracts	1,196,711	(2,074)	n/a	1,194,637

Morgan Stanley Smith Barney TT II, LLC
(formerly, Morgan Stanley Managed Futures Transtrend II, LLC)
Notes to Financial Statements (concluded)

10.  Financial Highlights
	For the Years Ended December 31,		For the Period from August 1, 2007 (commencement of operations) to
	2009	2008	December 31, 2007
RATIOS TO AVERAGE MEMBERS’ CAPITAL: (2)
Net Investment Loss	(2.77)%	(9.01)%	(3.28)%(1)
Expenses before Incentive Fees	2.76%	2.70%	3.14%(1)
Expenses after Incentive Fees	2.78%	10.05%	6.48%(1)
Net Income (Loss)	(15.20)%	30.30%	15.19%

TOTAL RETURN BEFORE INCENTIVE FEES	(14.01)%	40.72%	20.77%(3)
TOTAL RETURN AFTER INCENTIVE FEES	(14.01)%	31.89%	16.87%(3)

INCEPTION-TO-DATE RETURN	32.54%
COMPOUND ANNUALIZED RETURN	12.35%

              (1)             Ratios have been annualized with the exception of incentive fees.

(2)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.

(3)	Total return has not been annualized.